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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         THIS AGREEMENT, dated as of October 17, 2002, is made by and between SCOTT M. NISWONGER and JOHN A. TWEED (collectively the "Reporting Persons").

         WHEREAS, each Reporting Person may be deemed to be a beneficial owner within the meaning of the Securities Exchange Act of 1934, as amended (the "Act") for purposes of Section 13(d) of the Act regarding certain securities of Landair Corporation (the "Company"), a Tennessee corporation; and

         WHEREAS, each Reporting Person desires to satisfy any filing obligations he may have under Section 13(d) of the Act by filing a single joint
Schedule 13D/A to amend their previous individual Schedule 13D filings.

         NOW, THEREFORE, in consideration of the mutual promises made herein, and in consideration of the mutual benefits to be derived therefrom, the Reporting Persons agree as follows:

         1. They shall jointly file a Schedule 13D/A, pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Act relating the common stock of the Company. The Reporting Persons further agree to file such additional amendments thereto as may be necessary from time to time unless and until either Reporting Person shall give written notice to the other that he wishes to make separate
Schedule 13D filings relating to shares of the Company's common stock.

         2. Each person on whose behalf the Schedule 13D/A or any subsequent amendment is filed shall be responsible for the timely filing of such Schedule 13D filings and any amendments thereto necessitated by the actions or intentions of such person, and each Reporting Person shall be responsible for the completeness and accuracy of the information pertaining to him and his actions and intentions.


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         3. The Reporting Persons designate Scott M. Niswonger as the Reporting
Person who shall be authorized to receive all notices and other communications under this Agreement on behalf of each Reporting Person.

         4. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written hereinabove.

                                             /s/ Scott M. Niswonger

                                             SCOTT M. NISWONGER


                                             /s/ John A. Tweed

                                             JOHN A. TWEED





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